Exhibit 10.3

SECOND AMENDMENT TO
MASTER LOAN AGREEMENT

    THIS SECOND AMENDMENT TO MASTER LOAN AGREEMENT (this "Amendment") is entered into as of June 1, 2022, by and between ATLANTA REAL ESTATE HOLDINGS L.L.C., a Delaware limited liability company, ASBURY JAX FORD, LLC, a Delaware limited liability company, COGGIN CARS L.L.C., a Delaware limited liability company, WTY MOTORS, L.P., a Delaware limited partnership, Q AUTOMOTIVE BRANDON FL, LLC, a Delaware limited liability company, ASBURY ST. LOUIS M L.L.C., a Delaware limited liability company, ASBURY ATLANTA CHEV, LLC, a Delaware limited liability company, and ASBURY GEORGIA TOY, LLC, a Delaware limited liability company (each referred to herein individually and collectively as “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Lender”).

RECITALS

A.Borrower is currently indebted to Lender pursuant to the terms and conditions of that certain Master Loan Agreement between Borrower and Lender dated as of November 16, 2018, as amended from time to time (the "Loan Agreement").

B.Lender and Borrower have agreed to certain changes in the terms and conditions set forth in the Loan Agreement and have agreed to amend the Loan Agreement to reflect said changes.

C.All terms used but not defined herein shall have the meanings provided in the Loan Agreement.

    NOW, THEREFORE, with the foregoing recitals incorporated by reference and made a part hereof, and intending to be legally bound, and for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.    AMENDMENT TO LOAN AGREEMENT.

        1.1. The Loan Agreement is hereby amended by adding the following definitions:

“Benchmark Floor” means a rate of interest equal to zero percent (0%).

“Daily Simple SOFR” means, with respect to any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the "SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided, however, that if Daily Simple SOFR determined as provided above would be less than the Benchmark Floor, then Daily Simple SOFR shall be deemed to be the Benchmark Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR

Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days.

“Federal Reserve Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its prime rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate; provided, however, that any borrowings hereunder accruing interest determined in relation to the Prime Rate shall not be less than one percent (1.0%) at any time, regardless of fluctuations in the Prime Rate that may cause the rate of interest applicable to the Note to be less than one percent (1.0%).

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon SOFR.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

        1.2    The Loan Agreement is hereby amended by deleting the definition of “Applicable Margin” from Section 1.1 in its entirety and inserting the following new definition of “Applicable Margin” in lieu thereof:

“‘Applicable Margin’ means:

    (a)    as to any portion of any Loan that is a LIBOR Loan or a SOFR Loan, the following percentages per annum, based on the Consolidated Total Lease Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent of the Syndication Loan Agreement pursuant to the Syndication Loan Agreement:

    (i)    If the Consolidated Total Lease Adjusted Leverage Ratio is less than 2.75 to 1.00, the Applicable Margin shall be 1.50% per annum.

    (ii)    If the Consolidated Total Lease Adjusted Leverage Ratio is less than 3.50 to 1 but greater than or equal to 2.75 to 1.00, the Applicable Margin shall be 1.75% per annum.

    (iii)    If the Consolidated Total Lease Adjusted Leverage Ratio is greater than or equal to 3.50 to 1, the Applicable Margin shall be 1.85% per annum.

    (b)    Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Total Lease Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent of the Syndication Loan Agreement pursuant to the Syndication Loan Agreement; provided, however, that (a) if a Compliance Certificate is not delivered when due in accordance with the Syndication Loan Agreement, then the Applicable Margin shall be 1.85% for a LIBOR Loan and 1.95% for a SOFR Loan as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered and (b) the Applicable Margin in effect from the date hereof through the first Business Day of the calendar month immediately succeeding the date the Compliance Certificate with respect to the fiscal quarter ended March 31, 2022 is delivered (or, if not timely delivered, the date such compliance certificate is required to be delivered) shall be 1.85% for a LIBOR Loan and 1.95% for a SOFR Loan.”

        1.3    The Loan Agreement is hereby amended by deleting Section 2.2 in its entirety and substituting the following new Section 2.2 in lieu thereof:
“Interest. Each Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loan from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at (a) from November 16, 2018 through and including May 31, 2022, the Applicable Margin for such LIBOR Loan plus LIBOR. Such interest rate shall be fixed for each LIBOR Period for which it is determined and shall apply for that Loan; and, (b) as of June 1, 2022 and thereafter, the Applicable Margin plus Daily Simple SOFR plus 0.10%.”

        1.4    The Loan Agreement is hereby amended by adding the following new Section 2.10:

“2.10.     Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to SOFR or Daily Simple SOFR , and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as amended),assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to SOFR or Daily Simple SOFR and (iii) taxes, stamp taxes, and insurance payable by reason of the execution and delivery of the Note, the Loan Agreement, and any loan documents. In determining which of the foregoing are attributable to any SOFR or Daily Simple SOFR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.”

    1.5    The Loan Agreement is hereby amended by adding the following new Section 2.11:

“2.11. Inability to Determine Interest Rates; Illegality. Subject to the Benchmark Replacement Provisions below, if Bank determines (any determination of which shall be conclusive and binding on Borrower) that either (i) Daily Simple SOFR cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event (an “Inability Determination”) or (ii) any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Bank to make or maintain an advance based on SOFR or Daily Simple SOFR , or to determine or charge interest rates based upon SOFR or Daily Simple SOFR (an “Illegality Determination”), then Bank will so notify Borrower. The outstanding principal balance of the Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum determined by Bank to be equal to the Prime Rate in effect from time to time, from the date of an Inability Determination or an Illegality Determination until Bank revokes such Inability Determination or notifies Borrower that the circumstances giving rise to such Illegality Determination no longer exist, as applicable. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. Notwithstanding any of the foregoing to the contrary, if a Benchmark Replacement is subsequently determined in accordance with applicable Benchmark Replacement Provisions, that Benchmark Replacement, plus any applicable margin, will become effective on the Benchmark Replacement Date and will then supersede the Prime Rate and margin determined in accordance with this provision.

BENCHMARK REPLACEMENT PROVISIONS:

Notwithstanding anything to the contrary contained in the Note or in any related loan document (for the purposes of these Benchmark Replacement Provisions, a swap agreement by and between Borrower and Bank or any of its affiliates is not a loan document):

    (a)    Benchmark Replacement. If a Benchmark Transition Event occurs, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes under the Note or under any related loan document.

Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

    (b)    Benchmark Replacement Conforming Changes. Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

    (c)    Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Bank pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent.

    (d)    Certain Defined Terms. As used in the Note, each of the following capitalized terms has the meaning given to such term below:

(i)‘Benchmark’ means, initially, Daily Simple SOFR; provided, however, that if a Benchmark Transition Event has occurred with respect to Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of the Note.

(ii)‘Benchmark Administrator’ means, initially, the SOFR Administrator or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

(iii)‘Benchmark Replacement’ means the sum of: (A) the alternate rate of interest that has been selected by Bank as the replacement for the then-current Benchmark; and (B) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank, in each case, giving due consideration to (x) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (y) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; provided, however, that if the Benchmark Replacement as determined as provided above would be less than the

Benchmark Floor, then the Benchmark Replacement shall be deemed to be the Benchmark Floor, subject to any other applicable floor rate provision.

(iv)‘Benchmark Replacement Conforming Changes’ means any technical, administrative or operational changes (including, without limitation, changes to the timing and frequency of determining rates and making payments of interest, prepayment provisions and other technical, administrative or operational matters) that Bank decides (in consultation with Borrower) may be appropriate to reflect the adoption and implementation of a Benchmark Replacement and to permit the administration thereof by Bank.

(v)‘Benchmark Replacement Date’ means the date specified by Bank in a notice to Borrower following a Benchmark Transition Event.

(vi)‘Benchmark Transition Event’ means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (B) the Benchmark is no longer, or as of a specified future date will no longer be, representative of underlying markets.

‘Relevant Governmental Body’ means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.”

    2.    FULL FORCE AND EFFECT. Except as specifically provided herein, all terms and conditions of the Loan Agreement remain in full force and effect, without waiver or modification. This Amendment and the Loan Agreement shall be read together, as one document.

    3.    REAFFIRMATION. Borrower hereby remakes all representations and warranties contained in the Loan Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Loan Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

(signatures on following pages)

    IN WITNESS WHEREOF, the parties have executed this Second Amendment to Master Loan Agreement as of June 1, 2022.

Properties 1, 2, 3, 4, 10, 11 and 12	ATLANTA REAL ESTATE HOLDINGS L.L.C., a Delaware limited liability company By: /s/ Karen Reid Name: Karen Reid Title: Vice President and Treasurer
Property 5	ASBURY JAX FORD, LLC, a Delaware limited liability company By: /s/ Karen Reid Name: Karen Reid Title: Vice President and Treasurer
Property 6	COGGIN CARS L.L.C., a Delaware limited liability company By: /s/ Karen Reid Name: Karen Reid Title: Vice President and Treasurer
Property 13	WTY MOTORS, L.P., a Delaware limited partnership By: Asbury Tampa Management L.L.C., its general partner By: /s/ Karen Reid Name: Karen Reid Title: Vice President and Treasurer

[signatures continue on following page]

Property 14	Q AUTOMOTIVE BRANDON FL, LLC, a Delaware limited liability company By: /s/ Karen Reid Name: Karen Reid Title: Vice President and Treasurer
Property 7	ASBURY ST. LOUIS M L.L.C., a Delaware limited liability company By: /s/ Karen Reid Name: Karen Reid Title: Vice President and Treasurer

Property 9	ASBURY ATLANTA CHEV, LLC, a Delaware limited liability company By: /s/ Karen Reid Name: Karen Reid Title: Vice President and Treasurer
Property 8

ASBURY GEORGIA TOY, LLC, a Delaware limited liability company

By:     /s/ Karen Reid
Name: Karen Reid
Title: Vice President and Treasurer

Accepted in Winston-Salem, North Carolina:

WELLS FARGO BANK, NATIONAL
   ASSOCIATION

By:     /s/ Chad McNeill
Name: Chad McNeill
Title: Senior Vice President